Exhibit 32.1
CERTIFICATIONS REQUIRED BY
RULE 13a-14(b)/15d-14(b) AND 18 U.S.C. SECTION 1350
          In connection with the quarterly report of Universal Display Corporation (the “Company”) on Form 10-Q for the quarter ended March 31, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Sherwin I. Seligsohn, Chairman of the Board and Chief Executive Officer of the Company, hereby certify, based on my knowledge, that:
          (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: May 9, 2007	By:	/s/ Sherwin I. Seligsohn
Sherwin I. Seligsohn
Chairman of the Board and Chief Executive Officer

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